Preliminary Pricing Supplement No. 15,295

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 1, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Market-Linked Notes due May 3, 2030

Based on the Worst Performing of the Russell 2000® Index and the EURO STOXX 50® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Payment at maturity. At maturity, if the final level of each underlier is greater than its initial level, investors will receive the stated principal amount plus the upside payment. If, however, the final level of either underlier is equal to or less than its initial level, investors will receive only the stated principal amount at maturity.

￭The value of the notes is based on the worst performing underlier. The fact that the notes are linked to more than one underlier does not provide any asset diversification benefits and instead means that poor performance by either underlier will adversely affect your return on the notes, regardless of the performance of the other underlier.

￭The notes are for investors who are concerned about principal risk but seek a return based on the performance of the worst performing underlier, and who are willing to forgo current income in exchange for the repayment of principal at maturity and the potential to receive a positive return. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underliers:	Russell 2000® Index (the “RTY Index”) and EURO STOXX 50® Index (the “SX5E Index”). We refer to each of the RTY Index and the SX5E Index as an underlying index.
Strike date:	April 30, 2026
Pricing date:	April 30, 2026
Original issue date:	May 5, 2026
Observation date:	April 30, 2030, subject to postponement for non-trading days and certain market disruption events
Maturity date:	May 3, 2030
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $961.80 per note, or within $45.00 of that estimate. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated February 7, 2025 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Market-Linked Notes

Terms continued from the previous page
Payment at maturity per note:

•If the final level of each underlier is greater than its initial level:

stated principal amount + upside payment

•If the final level of either underlier is equal to or less than its initial level:

stated principal amount

Under no circumstances will the payment at maturity be less than the stated principal amount.

Upside payment:	stated principal amount × participation rate × underlier percent change of the worst performing underlier
Participation rate:	123% to 128%. The actual participation rate will be determined on the pricing date.
Underlier percent change:	With respect to each underlier, (final level – initial level) / initial level
Worst performing underlier:	The underlier with the lowest percentage return from its initial level to its final level
Final level:	With respect to each underlier, the closing level on the observation date
Initial level:	With respect to the RTY Index, , which is its closing level on the strike date With respect to the SX5E Index, , which is its closing level on the strike date
CUSIP:	61781EG91
ISIN:	US61781EG919
Listing:	The notes will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Market-Linked Notes

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. Our estimate of the value of the notes as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underliers, instruments based on the underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underliers, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Market-Linked Notes

Hypothetical Examples

Hypothetical Payoff Diagram

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be either underlier. The payoff diagram below illustrates the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the notes, based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical participation rate:	123%
Hypothetical Payoff Diagram

The Worst Performing Underlier
The Notes
Stated Principal Amount
Payment at Maturity per Note
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

￭Upside Scenario. If the final level of the worst performing underlier is greater than its initial level, investors will receive the stated principal amount plus 123% of the appreciation of the worst performing underlier over the term of the notes.

oIf the worst performing underlier appreciates 10%, investors will receive $1,123 per note, or 112.30% of the stated principal amount.

￭Par Scenario. If the final level of the worst performing underlier is equal to or less than its initial level, investors will receive the stated principal amount.

oIf the worst performing underlier depreciates 15%, investors will receive $1,000 per note.

Morgan Stanley Finance LLC

Market-Linked Notes

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may not pay more than the stated principal amount at maturity. If the final level of either underlier is equal to or less than its initial level, you will receive only the stated principal amount at maturity, and you will not receive a positive return on your investment.

￭The notes do not pay interest. Because the notes do not pay interest, if the final level of either underlier is equal to or less than its initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security. Accordingly, the return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

￭The amount payable on the notes is not linked to the values of the underliers at any time other than the observation date. The final levels will be based on the closing levels of the underliers on the observation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each underlier appreciates prior to the observation date but then the value of either underlier drops by the observation date, the payment at maturity may be less than it would have been had the payment at maturity been linked to the values of the underliers prior to such drop. Although the actual values of the underliers on the stated maturity date or at other times during the term of the notes may be higher than their respective closing levels on the observation date, the payment at maturity will be based solely on the closing levels of the underliers on the observation date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underliers;

ointerest and yield rates in the market;

othe level of correlation between the underliers;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underliers or markets generally;

othe availability of comparable instruments;

othe composition of any underlier and changes in such composition, as applicable;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of either underlier is at, below or not sufficiently above its initial level, or if market interest rates rise.

You can review the historical closing levels of the underliers in the section of this document called “Historical Information.” You cannot predict the future performance of an underlier based on its historical performance. The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the final level of each underlier will be greater than its initial level so that you receive a payment at maturity that exceeds the stated principal amount of the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under

Morgan Stanley Finance LLC

Market-Linked Notes

the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Morgan Stanley Finance LLC

Market-Linked Notes

Risks Relating to the Underlier(s)

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the notes are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the notes than if the notes were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the notes.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

￭The securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Morgan Stanley Finance LLC

Market-Linked Notes

Historical Information

Russell 2000® Index Overview

Bloomberg Ticker Symbol: RTY

The Russell 2000® Index is an index that measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The underlying index publisher with respect to the Russell 2000® Index is FTSE International Limited, or any successor thereof. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The closing level of the RTY Index on March 26, 2026 was 2,493.321. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

RTY Index Daily Closing Levels January 1, 2021 to March 26, 2026

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Market-Linked Notes

EURO STOXX 50® Index Overview

Bloomberg Ticker Symbol: SX5E

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The underlying index publisher with respect to the EURO STOXX 50® Index is STOXX® Limited, or any successor thereof. The EURO STOXX 50® Index was first published on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The closing level of the SX5E Index on March 26, 2026 was 5,565.93. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

SX5E Index Daily Closing Levels January 1, 2021 to March 26, 2026

Morgan Stanley Finance LLC

Market-Linked Notes

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Market-Linked Notes

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

The notes should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We will determine the comparable yield for the notes and will provide that comparable yield, and the projected payment schedule, or information about how to obtain them, in the final pricing supplement for the notes.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each note from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the

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Market-Linked Notes

notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.